UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): October 8, 2014

ENDO INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	001-36326	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Fitzwilliam Square, Dublin 2 Ireland		Not Applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 011-353-1-669-6634

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 8, 2014, Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Auxilium Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (“Auxilium”), Endo U.S. Inc., a corporation incorporated under the laws of the State of Delaware (“Endo U.S.”), and Avalon Merger Sub Inc., a corporation incorporated under the laws of the State of Delaware (“AcquireCo”), pursuant to which AcquireCo will merge with and into Auxilium (the “Merger”), with Auxilium surviving the Merger as a wholly owned subsidiary of Endo U.S.

Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger, each outstanding share of Auxilium common stock, par value $0.01 per share (including any associated rights to purchase preferred stock of Auxilium, an “Auxilium Share”), excluding (i) Auxilium Shares owned by Endo or any subsidiary of Endo and Auxilium Shares owned by Auxilium or any subsidiary of Auxilium, and in each case not held on behalf of third parties, (ii) Auxilium Shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law and (iii) Restricted Auxilium Shares (as discussed below), will be converted into the right to receive, at the election of each holder of Auxilium Shares, either (a) $16.625 in cash and 0.2440 ordinary shares of $0.0001 each of Endo (“Endo Shares”) (the “Standard Election Consideration”), (b) $33.25 in cash (the “Un-prorated Cash Election Amount”) or (c) 0.4880 Endo Shares (the “Un-prorated Stock Election Ratio”).

Elections are subject to proration so that there is (i) a maximum amount of cash paid in respect of Auxilium Shares in the Merger (excluding amounts payable with respect to the equity awards, the Auxilium Convertible Notes and the Actient Warrants, as discussed below) equal to $845 million plus an amount equal to (x) $16.625 multiplied by (y) the aggregate number of Auxilium Shares issued by Auxilium or that cease to be subject to vesting or other lapse restrictions after the date of the Merger Agreement and (ii) a maximum of 18,610,000 Endo Shares delivered in respect of Auxilium Shares in the Merger (excluding Endo Shares deliverable with respect to the Auxilium Convertible Notes and the Actient Warrants, as discussed below). Cash will be paid in lieu of fractional shares.

All options to purchase Auxilium Shares (“Auxilium Options”) will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of Auxilium Shares subject to such Auxilium Option immediately prior to consummation of the Merger multiplied by (ii) the difference between (x) the closing price of Auxilium Shares quoted on the NASDAQ Global Market on the trading day immediately preceding the consummation of the Merger (the “Auxilium Closing Price”) and (y) the exercise price per Auxilium Share applicable to the Auxilium Option. Auxilium Shares subject to vesting or other lapse restrictions pursuant to Auxilium’s equity compensation plans (“Restricted Auxilium Shares”) will be cancelled and each holder of a Restricted Auxilium Share will become entitled to receive an amount in cash per Auxilium Restricted Share equal to the Auxilium Closing Price. All other Auxilium stock-based awards (other than the Auxilium Options and the Restricted Auxilium Shares) (“Other Auxilium Share-Based Awards”) will be cancelled and each holder of an Other Auxilium Share-Based Award will become entitled to receive an amount in cash equal to the product of (i) the number of Auxilium Shares subject to such Other Auxilium Share-Based Award immediately prior to consummation of the Merger multiplied by (ii) the Auxilium Average Closing Price.

Each holder of the 1.50% Convertible Senior Notes due 2018 (the “Auxilium Convertible Notes”) outstanding immediately prior to the effective time of the Merger will be entitled, subject to the terms and conditions of the base and supplemental indentures, each dated January 30, 2013, between Auxilium and Wells Fargo Bank, National Association, to (i) convert such holder’s Auxilium Convertible Notes only into the right to receive the weighted average of the cash and Endo Shares received by holders of Auxilium Shares that affirmatively make an election, (ii) require Auxilium to repurchase such holder’s Auxilium Convertible Notes for cash or (iii) subject to such modifications as may be required to comply with Irish or other applicable Law, continue to hold such holder’s Auxilium Convertible Notes. The holder of the outstanding warrants to purchase Auxilium Shares issued by Auxilium pursuant to the terms of the Agreement and Plan of Merger, dated as of April 26, 2013, among Auxilium, Actient Holdings LLC and the other parties thereto (“Actient Warrants”) will be entitled to the cash and Endo Shares as would have been payable or deliverable in the Merger (if the holder had exercised its Actient Warrant immediately prior to the Merger) with respect to or in exchange for the net Auxilium Shares immediately theretofore deliverable upon exercise of such holder’s Actient Warrant had the Merger not taken place.

Endo and Auxilium have made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, Endo and Auxilium have agreed, among other things, to covenants relating to (i) the conduct of their respective businesses during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) the use of commercially reasonable efforts to obtain governmental and regulatory approvals, (iii) obligations to facilitate the Auxilium stockholders’ consideration of, and voting upon, the adoption of the Merger Agreement and certain related matters as applicable, (iv) the recommendation by the board of directors of Auxilium in favor of the adoption by its stockholders of the Merger Agreement and certain related matters, subject to certain exceptions, and (v) non-solicitation obligations of Auxilium relating to alternative business combination transactions.

Completion of the Merger is subject to certain customary conditions, including (i) approval by Auxilium’s stockholders, (ii) Endo’s registration statement on Form S-4 having become effective under the Securities Act of 1933 (and, if required by Irish law, an Irish prospectus having been approved by the Central Bank of Ireland), (iii) the Endo Shares having been approved for listing on NASDAQ, subject only to official notice of issuance, (iv) obtaining certain required regulatory approvals and (v) the absence of any governmental order or law prohibiting the consummation of the Merger. The obligation of each party to consummate the Merger is also conditioned upon (i) compliance by the other party in all material respects with its obligations, covenants and agreements in the Merger Agreement, (ii) subject to certain exceptions, the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing date and (iii) no material adverse effect with respect to the other party.

The Merger Agreement contains certain termination rights by either Endo or Auxilium, including if (i) the Merger is not consummated by April 10, 2015 (the “Outside Date”), which may be extended under certain circumstances to July 8, 2015, (ii) Auxilium stockholder approval is not obtained or (iii) any law shall have been passed or any governmental authority of competent jurisdiction shall have issued an order making the consummation of the Merger illegal or otherwise prohibiting such consummation. In addition, in certain circumstances, Auxilium may terminate the Merger Agreement if (i) Auxilium enters into an alternative transaction that constitutes an Auxilium Superior Proposal (as that term is defined in the Merger Agreement), (ii) Endo breaches any of its representations warranties or covenants in the Agreement (and does not cure within 30 days after written notice of such breach or, if earlier, by the third day prior to the Outside Date) such that the closing condition relating thereto cannot be satisfied, (iii) Endo fails to confirm, within 20 business days following written request from Auxilium, that Endo has no right to terminate the Merger Agreement as a result of a change in U.S. tax law, or (iv) a material adverse effect occurs with respect to Endo. Endo may terminate the Merger Agreement if (i) Auxilium’s board of directors changes or adversely modifies its recommendation to stockholders, (ii) Auxilium materially breaches its non-solicitation obligation or Endo’s right to match any acquisition proposals made to Auxilium, (iii) Auxilium breaches any of its representations warranties or covenants in the Merger Agreement (and does not cure within 30 days after written notice of such breach or, if earlier, by the third day prior to the Outside Date) such that the closing condition relating thereto cannot be satisfied, (iv) if there shall have occurred a change in applicable U.S. tax law (whether or not such change is effective) that, as a result of consummating the transactions contemplated by the Merger Agreement once effective, would have a material adverse effect on Endo or (v) a material adverse effect occurs with respect to Auxilium.

If the Merger Agreement is terminated by Endo as a result of the Auxilium board of directors changing its recommendation of the Merger prior to the Auxilium stockholder approval having been obtained or by Auxilium if, prior to the Auxilium stockholder approval having been obtained, Auxilium enters into a transaction that constitutes an Auxilium Superior Proposal that did not result from a breach of the Merger Agreement, then Auxilium will be obligated to pay Endo a fee equal to $70 million in cash (the “Auxilium Termination Fee”).

Further, if the Merger Agreement is terminated (i) by Endo or Auxilium if the Merger Agreement is not consummated by the Outside Date, as such date may be extended, or if the Auxilium stockholder approval has not been obtained or (ii) by Endo due to Auxilium materially breaching its non-solicitation obligation or Endo’s right to match any offers made for Auxilium, and prior to such termination a bona fide acquisition proposal shall have been made to Auxilium or any of its subsidiaries or shall have been publicly announced and within 12 months after the date of a termination Auxilium or one or more of its subsidiaries enters into an agreement contemplating certain acquisition proposals, then Auxilium shall be obligated to pay the Auxilium Termination Fee on the date of such consummation.

In the event Endo terminates the Merger Agreement as a result of a change in applicable U.S. tax law as described above, or Auxilium terminates the Merger Agreement because Endo fails to confirm within the specified period that it has no such termination right, Endo will be obligated to pay a termination fee in the amount of $150 million. Endo will also fund the termination fee owed by Auxilium in its transaction with QLT Inc., provided that Auxilium will repay such fee if the Merger Agreement is terminated by Auxilium as a result of Auxilium entering into a transaction that constitutes a Auxilium Superior Proposal or by Endo if the Auxilium board of directors changes its recommendation to its stockholders or because Auxilium breaches the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Citigroup Global Markets Inc. (“Citi”) has committed to provide debt financing for the transaction, consisting of a $1.5 billion incremental term loan B credit facility, on the terms and subject to the conditions set forth in a commitment letter dated as of October 8, 2014 (the “Debt Commitment Letter”). The obligations of Citi to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including, without limitation, execution and delivery by the borrowers and the guarantors of definitive documentation consistent with the Debt Commitment Letter and the documentation standards specified therein. The final termination date for the Debt Commitment Letter is April 10, 2015, subject to extension in certain circumstances in which the Outside Date in the Merger Agreement is extended. Endo also intends to redeem or repay certain of Endo’s current indebtedness.

The aggregate proceeds of the debt financing, together with the available cash of Endo and Auxilium, will be sufficient for Endo to pay the aggregate cash consideration, refinance certain indebtedness of Auxilium, and pay all related fees and expenses payable in connection with the Merger.

Item 8.01	Other Events.

On October 9, 2014, Endo and Auxilium issued a joint press release announcing that the Merger Agreement and the Merger. A copy of the joint press release relating to the Merger Agreement and the Merger is attached hereto as Exhibit 99.1. In addition, Endo and Auxilium provided supplemental information regarding the Merger Agreement and the Merger in connection with a presentation to investors. The slides used in connection with this joint investor presentation are attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Auxilium Pharmaceuticals, Inc., Endo International plc, Endo U.S. Inc. and Avalon Merger Sub Inc., dated as of October 8, 2014.

99.1	Joint Press Release of Endo International plc and Auxilium Pharmaceuticals, Inc., dated October 9, 2014.

99.2	Investor Presentation of Endo International plc and Auxilium Pharmaceuticals, Inc., dated October 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDO INTERNATIONAL PLC

Date: October 9, 2014	By:	/s/ CAROLINE B. MANOGUE
	Name:	Caroline B. Manogue
	Title:	Executive Vice President, Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Auxilium Pharmaceuticals, Inc., Endo International plc, Endo U.S. Inc. and Avalon Merger Sub Inc., dated as of October 8, 2014.

99.1	Joint Press Release of Endo International plc and Auxilium Pharmaceuticals, Inc., dated October 9, 2014.

99.2	Joint Investor Presentation of Endo International plc and Auxilium Pharmaceuticals, Inc., dated October 9, 2014.